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                                                                       EXHIBIT 5

                                                May 28, 1997

ARC Ice Corp.
Canrad of Delaware Inc.
c/o ARC International Corporation
4000 Chesswood Drive
Downsview, Ontario
Canada M3J 2B9

Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, Nebraska 68112

        Re: Ballantyne of Omaha, Inc.--Registration
            Statement on Form S-3 (333-27779)

Ladies and Gentlemen:

        We have acted as special federal securities law counsel for ARC Ice Corp., a Delaware corporation ("ARC Ice"), Canrad of Delaware Inc., a Delaware corporation, and Ballantyne of Omaha, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (as amended from time to time, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offering by ARC Ice and certain other selling stockholders named in the Registration Statement (collectively, the "Selling Stockholders") of 2,258,600 shares (the "Subject Shares") of Common Stock, par value $.01 per share, of the Company. The Subject Shares will be resold to the public in an underwritten public offering managed by Cowen & Company and Prudential Securities Incorporated.

        We have examined such corporate records, certificates and other documents, including certificates of public officials, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

        Upon the basis of such examination, we are of the opinion that:

        1. The Subject Shares to be sold by certain Selling Stockholders presently underlying a certain warrant and options have been duly authorized and, when issued, delivered and sold by the Company and paid for by such Selling Stockholders, as contemplated by such warrant and options, will constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

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        2. The remaining Subject Shares to be sold by the Selling Stockholders are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        The foregoing opinions are limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        This opinion is solely for the benefit of the addressees hereof and may not be relied upon by any other person without our prior written consent.


                                Very truly yours,

                                /s/ GORDON ALTMAN BUTOWSKY
                                        WEITZEN SHALOV & WEIN